Exhibit 3.1

Articles of Association

Jeffs’ Brands Ltd.

1.	Company’s Name:

1.1.	Hebrew: ג’ף ברנדס בע”מ

1.2.	English: Jeffs’ Brands Ltd.

2.	Company’s Purposes:

2.1.	The purpose of the Company is to deal with any legal business.

2.2.	The Company may donate a reasonable amount of money (in cash or in kind, including the Company’s securities) for any purpose that the Board of Directors finds appropriate.

3.	Company’s authorized share capital:

3.1.	The authorized share capital of the Company is 80,600,000 Ordinary Shares, with no par value.

4.	Private Company

The Company is a private company, until otherwise determined in accordance with the provisions of the Law, and until such time: (a) The right to transfer shares of the Company shall be restricted as hereinafter provided; (b) Any invitation to the public to subscribe for any shares or debentures of the Company is hereby prohibited; (c) The number of shareholders of the Company exclusive of persons who are in the employment of the Company (and of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after termination of such employment to be, shareholders of the Company), shall not exceed fifty (50). Two (2) or more persons who jointly hold one or more shares in the Company shall, for the purposes of this Article, be deemed a single shareholder.

5.	Limitation of Liability

The liability of each of the shareholders of the Company for the indebtedness of the Company shall be limited to payment of the nominal value of the shares of that shareholder.

6.	Authorities Transfer

6.1.	The General Assembly may assume powers given to another organ, provided that it is for a particular matter or for a certain period of time which does not exceed the period of time required in the circumstances of the matter.

6.2.	The Company’s Board of Directors may assume powers vested in the Company’s CEO, provided that it is for a particular matter or for a certain period of time which does not exceed the period of time required in the circumstances of the matter.

7.	Annual General Meeting

The Company is not required to hold an Annual General Meeting, except to extent necessary for the appointment of an auditor.

8.	Shareholders of the Company

Shareholders Name	I.D	Address	Shares class	Shares Number	Signature	Date
Medigus Ltd.	512866971	Alumot 7 St., Omer	Ordinary
Viki Hakmon